Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS 42% REVENUE GROWTH IN THE 2009 FIRST QUARTER
Domestic Sales Increase 49%; 17th Consecutive Quarter of Domestic Sales Growth
Conference Call Begins at 5:00 p.m. Eastern Time Today
IRVINE, Calif. (April 23, 2009) — Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three months ended March 31, 2009.
“We are reporting another quarter of record sales, with total revenue increasing 42% year-over-year and 11% sequentially from the 2008 fourth quarter,” said John McDermott, Endologix President and Chief Executive Officer. “Domestic revenue grew 49% versus the prior-year and 11% sequentially due to increased sales force productivity and new product introductions.
“The 2009 first quarter was the first full sales period to include our surprarenal extensions and Powerlink XL® products, which open new market opportunities for Endologix. Last month, we initiated the full domestic launch of our novel IntuiTrak™ Delivery System that features improved delivery and deployment of our Powerlink® System,” he added. “We are currently conducting a limited release with the IntuiTrak Express Delivery System for the Powerlink XL, which is slated for full domestic commercialization in the third quarter.”
First Quarter Financial Results
Total revenue in the first quarter of 2009 was $11.8 million, a 42% increase from $8.3 million in the first quarter of 2008, and an 11% increase from $10.7 million in the fourth quarter of 2008. Domestic revenue of $10.2 million represented a 49% increase compared with $6.8 million in the 2008 first quarter, and 11% from $9.1 million in the 2008 fourth quarter. International revenue increased to $1.7 million, up 13% compared with $1.5 million during the comparable quarter last year and up 7% from $1.6 million in the fourth quarter of 2008.
Gross profit was $8.9 million in the first quarter of 2009 which represented a gross margin of 75% of revenue. This compares with $5.8 million and 70%, respectively, in the first quarter of 2008.
Total operating expenses were $10.0 million in the first quarter of 2009, versus $9.6 million in the first quarter of 2008. Marketing and sales expenses increased to $6.6 million in the first quarter of 2009 from $5.8 million in the comparable quarter last year. Research, development and clinical expenses for the first three months of 2009 were $1.4 million, versus $1.5 million in the same period last year, and general and administrative expenses were $2.1 million, versus $2.3 million for the prior year period.
11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

Endologix reported a net loss for the first quarter of 2009 of $1.2 million, or $0.03 per share, compared with a net loss of $3.7 million, or $0.09 per share, for the first quarter of 2008.
Total cash and cash equivalents were $6.8 million as of March 31, 2009, compared with total cash and cash equivalents of $7.6 million as of December 31, 2008.
“As a result of strong revenue growth, gross margin improvement and our ability to control expenses during the 2009 first quarter, we were able to achieve positive cash flow from operations in the interim months of February and March,” stated Endologix Chief Financial Officer Robert Krist. “We believe this is a strong indication that we are on track to achieve our previously announced goal of having positive cash flow from operations for the second quarter of 2009.”
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 92665041. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, specifically with respect to the full commercialization of the IntuiTrak Express Delivery System for the Powerlink XL and achieving positive cash flow from operations for the second quarter of 2009, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
[Tables to follow]
11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Domestic Product Revenue	$10,176	$6,849
Non – U.S. Product Revenue	1,658	1,468

Total Product Revenue:	11,834	8,317
License revenue	—	12

Total revenue	11,834	8,329
Cost of product revenue	2,905	2,531

Gross profit	$8,929	$5,798

Gross profit as a % of total revenue	75%	70%
Operating expenses:
Research, development and clinical	$1,355	$1,498
Marketing and sales	6,622	5,800
General and administrative	2,068	2,272

Total operating expenses	10,045	9,570

Loss from operations	$(1,116)	$(3,772)

Other income:
Interest income	12	80
Interest expense	(62)	—
Other expense	(11)	—

Total other	(61)	80

Net loss	$(1,177)	$(3,692)

Basic and diluted net loss per share	$(0.03)	$(0.09)

Shares used in computing basic and diluted net loss per share	43,345	42,953

11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,847	$7,611
Restricted cash equivalents	500	500
Accounts receivable, net	7,283	6,371
Other receivables	34	3
Inventories	7,393	7,099
Other current assets	425	443

Total current assets	22,482	22,027
Property and equipment, net	2,770	2,993
Goodwill	4,631	4,631
Intangibles, net	7,157	7,508
Other assets	97	104

Total Assets	$37,137	$37,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,752	$5,401
Current portion of long term debt	1,000	750

Current liabilities	6,752	6,151
Long term liabilities:
Long term debt	4,000	4,250
Other long term liabilities	1,029	1,045

Long term liabilities	5,029	5,295

Total liabilities	11,781	11,446

Stockholders’ equity:
Common stock, $.001 par value; 60,000 shares authorized, and 44,365 and 44,365 shares issued, and 43,870 and 43,870 outstanding	44	44
Additional paid-in capital	170,989	170,239
Accumulated deficit	(144,908)	(143,730)

Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	(108)	(75)

Total stockholders’ equity	25,356	25,817

Total Liabilities and Stockholders’ Equity	$37,137	$37,263

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11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com